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On January 24, 2022, Andrew Davies, Chief Executive Officer of Syniverse Corporation, recorded a live podcast with IPO Edge. A transcript of the recording is provided below.

IPO Edge Interview

Jan 24, 2022 @ 11:00 a.m. ET

TRANSCRIPT

John Jannarone:

[inaudible 00:00:48] things and much more with Andrew momentarily. This business is all around us, whether you know them or not. And I think you’re going to find it very, very exciting. Syniverse of course is going public through a merger with a SPAC. The ticker is MBAC. And we’re going to talk a little bit more about that in a second.

John Jannarone:

Before we do, I just want to remind everyone that we encourage you to ask questions. The easiest thing to do is to submit them there in the Zoom portal, and we’ll get to them the second half of the hour. You can also submit them by email to editor@ipoedge.com if you like. And if you’re not able to watch the entire event, or you want to see it again, please check it out on ipo-edge.com later today. You can also just look up the stock ticker on Yahoo Finance or Bloomberg terminals, and you’ll find it there as well.

John Jannarone:

I’d also like to remind shareholders that there’s a vote coming up and it’s important, even if you’re a smaller shareholder, to vote because in aggregate all those votes really do count. If you have any issues, you can reach out to the proxy solicitor at the link that you see there at the bottom of the screen. And we’ll provide the same information in the replay that’s up later today. So don’t worry if you don’t write it all down just now.

John Jannarone:

Before we bring Andrew on stage, I’d like to play a little video here to give you an overview of the business. So let’s roll that.

Speaker 2:

We are Syniverse, the world’s most connected company. We foster more human connections than anyone on earth by creating an ever expanding ecosystem of businesses, communications providers, and consumers. We’re leading the world forward with Syniverse secure global access, a private secure network, the largest of its kind ever built. Totally isolated from internet threats, it’s a secure link to billions of people and devices.

Speaker 2:

Every day we’re delivering the tools that shape the customer experiences of the future and generating the insights that propel our customers to smarter, more secure ways of working. Whether we’re sending real time fraud alerts, so shoppers can protect themselves with a touch of a button, or providing the technology that enables connected cars to react safely to changes in traffic or weather, powering the partnerships that improve internet access for millions of people, or freeing travelers to explore the world by keeping them online no matter where they are, our groundbreaking innovations redefine how far businesses can reach. That’s why our customers trust us to power millions of engagements every minute on more than seven billion devices for thousands of organizations around the world.

Speaker 2:

Because we pioneer ideas that fuel business transformation that reshape entire industries. There’s never been a better time to reach further. We are Syniverse. We connect you to the world and to infinite possibility. The future starts now. Let’s go.

John Jannarone:

All Right. Thanks for that. Now, I’m going to pass the baton here to my co-editor, Jarrett Banks, and he’s going to introduce the man of the hour, Andrew. Jarrett, take it away.

Jarrett Banks:

Thanks John, and welcome Andrew. How are you doing today?

Andrew Davies:

I’m doing great, Jarrett, thanks for having me on. How are you?

Jarrett Banks:

Very well indeed. Could we start at the top with just a little bit of your background? And could you please tell us how is it that you ended up at Syniverse?

Andrew Davies:

Yeah, sure. Glad to start there. So I joined Syniverse in the middle of 2020 initially as their chief finance and administrative officer. Prior to that, I’d been CFO at Sprint for a couple of years where I clearly created demonstrable shareholder value. You can see that with the share price increasing 50% during my tenure at Sprint.

Andrew Davies:

Prior to that, I was CFO for about three years at Verizon Wireless, where amongst other things, we led the industry development on data centric, shareable pricing plans, something that we at the time called share everything. I’ve also had significant experience in the T&P sector from my time as CFO at Veon based in Amsterdam, where I led significant corporate finance transactions.

Andrew Davies:

Then also 10 years with Vodafone, where I was CFO of the operations in India, Turkey and Japan amongst others. So I’ve got a clear record of creating shareholder value, which is why I’m pleased to be leading Syniverse. I couldn’t be more pleased with the progress that we’ve made since my arrival here 18 months ago. And our future as a public company is even more exciting. And we feel very prepared and ready to become public. And I’m sure those are some topics that we’re going to double click on later on in the conversation.

Jarrett Banks:

Great. A very distinguished background indeed. Let’s kick things off by starting with the basics of Syniverse for those who might not be familiar with the company. You might be the most important company on earth in the mobile ecosystem, but maybe some people haven’t heard of you. Could you explain how the company fits into our viewers’ daily lives?

Andrew Davies:

Yeah, absolutely. I’m glad to take that one, it’s an important foundational question for people to understand. Look, so as you’ve alluded to, put simply Syniverse powers mobile experiences for almost every person and device on the planet. We are the trusted neutral intermediary that keeps devices, data traffic, and messages flowing seamlessly and securely across the globe.

Andrew Davies:

Our business is comprised actually of two segments. So I’ll start with our foundational carrier segment and then I’ll get onto the enterprise segment. So as you mentioned, people across the globe interact with our carrier business daily and have no idea. When you send a text message to someone with a different carrier, or travel overseas and successfully make a phone call, then you’ve probably met Syniverse and didn’t realize it. So, let me explain a bit more about that.

Andrew Davies:

So the mechanics of how mobile devices communicate across the ecosystem, across separately managed localized networks is a very complex web of authorization, billing, verification, authentication, et cetera. The backbone of what we do is our IPX network, which really is the backbone of the entire mobile ecosystem given our share of the market. You should think of our IPX network as the world’s super highway for voice and data traffic connecting mobile phones and messaging platforms.

Andrew Davies:

But people probably don’t realize that the carrier networks aren’t automatically connected to each other. It takes Syniverse to connect them together. So think about a carrier’s network if you will as being a big island in the middle of an ocean. So now this ocean is filled with over 800 carrier islands that don’t connect with each other automatically. So if you are on one island and you want to send a message to one of your friends on another island, those two carrier networks aren’t going to communicate naturally. We provide the connectivity between the two islands to enable your text message to flow.

Andrew Davies:

Let’s now say you want to travel to see your friend on the other island. When you land on the other island and you turn on your device, behind the scenes literally at light speed, Syniverse is handling the traffic to authenticate who you are and verify that you are able to use your device on that host island’s network. And then when you’re using your device on that host island’s network, there’s connectivity and traffic flowing between the home island and your host island to ensure that you get the same user experience on the host island as you were entitled to when you were on your home island.

Andrew Davies:

So, then let’s build on that. We are the leading player in clearing and settlement for mobile carriers. So what does that mean? Well, we simplify the exchange of transactional data, reconciling two and a quarter trillion billable mobile transactions every year.

Andrew Davies:

So let’s go back to that island analogy. When you return home, you are going to get a bill from your mobile phone company. The bill will contain all of the roaming transactions that you had while you were visiting your friend. We enable that because we provide the track record and the history of all your roaming transactions to your home network, so that they can bill you.

Andrew Davies:

In addition, we’re essentially providing the same set of transactions to the host network, so that the host network is able to bill your home network for the privilege of hosting you. And then not only do we provide the analysis of who needs to pay who what, we actually do the settlement. So as part of the funding mechanism, we’re always holding roughly $200 to $250 million of funds in escrow for our carrier customers, so that we can do a one stop shop on all of this clearing and settlement. So that’s a good synopsis of what we do in the carrier segment.

Andrew Davies:

We’ve done that for 30 years, so that then gives us the trust and the relationships with our carrier customers to be able to leverage that for the benefit of our enterprise segment. So, our enterprise segment also does a lot of the sight unseen work in the background. When you receive a text message with an authentication code when you’re doing online banking. Or when you get a text message with an airport gate change notification. Or a delivery notification that your food order is on the way to you. That’s Syniverse in the background.

Andrew Davies:

Those and more are what our enterprise segment powers with the world’s global Forbes 2000 enterprises across technology, financial services, retail, logistics, travel, et cetera. In fact, we serve eight of the top 10 US financial institutions, companies, and most of the world’s leading brands in travel, hospitality and logistics.

Andrew Davies:

We’re the leader in A2P enterprise messaging, having unique, direct connectivity to all of the major North American operators for what we call 10DLC, which is an acronym for 10 digit long code messaging. And I’m sure we’re going to get into the specifics of that later in the discussion.

Andrew Davies:

In addition to basic A2P messaging, we’ve successfully migrated many of our existing customers onto what’s known as CPaaS solutions, or communications platform as a service, which basically enables our enterprise customers to provide omnichannel type communications to their consumers. And also orchestrate between different forms of communication at different times within a real time customer interaction. So we facilitate a deeper, richer, multi platform experience for our enterprise customers.

Andrew Davies:

So we’ve got leading positions in all of these things that I’ve just talked about. And that’s why we’re confident in growing our revenues at the levels that we talk about in our proxy statement.

Jarrett Banks:

That’s very fascinating indeed. And for investors still trying to get their heads around exactly where you fit in this mobile ecosystem, what are some companies that you could say that you resemble out there today?

Andrew Davies:

Well, that’s a really interesting question because we’re actually truly one of a kind company. There are some companies who do parts of what we do, but no one that packages it all across the entire ecosystem in the manner that we do. And importantly, no one that does it with the robustness and reliability.

Andrew Davies:

So for example, there are other IPX providers such as BICS, which is a subsidiary of Proximus out of Belgium; as well as Comfone, which is much smaller and is privately owned. But they don’t have our reach and scale.

Andrew Davies:

In data and clearing, again, we’ve got Comfone as a competitor, and Tomia, but they’re very much smaller than we are. I mean, we’ve got 80% roughly of the global clearing and settlement market.

Andrew Davies:

And also then as you move into messaging, both P2P messaging in carrier and A2P messaging in enterprise, the closest company to us actually is Sinch. Which is itself pivoting from being an aggregator of message traffic historically into one that’s now developing CPaaS capabilities.

Andrew Davies:

But nobody has the carrier relationships that we have forged by decades of trust, as well as the proprietary technology that we have. So the two pillars together create a unique, very hard to replicate business.

Jarrett Banks:

Great. Now, we cover a lot of SPACs here at IPO Edge. And so we always like to ask this question, of course, you’re going public via the merger with MBAC. Why go public through a SPAC and why now?

Andrew Davies:

It’s really because we’re ready to. We’ve got significant tailwinds at our disposal that are really going to turbocharge over growth over the next half a decade to a decade.

Andrew Davies:

First of all, just in case the listeners don’t know, we’ve already operated as a successful public company prior to being taken private by Carlyle in 2011. But 2021 is very different to 2011. In 2011, 4G was only really starting to get going. Whereas now, as I’ve alluded to, we’re sitting at the cusp of an enormous set of tailwinds, revolving around 5G and enterprise messaging.

Andrew Davies:

Going public, again, allows us to capture those growth opportunities available to us. It’s the right time in our life cycle, combined with the right time in the industry for Syniverse to go public. We’ve spent our time under private ownership increasing our scale, increasing some of our competencies, doubling down our enterprise segment to be much more than ready for the opportunities ahead of us.

Andrew Davies:

As I mentioned just now, no other company provides the combination of connectivity and software that powers the global mobile ecosystem. So MBAC is simply the vehicle that allows us to become a public company again. We expect to raise 1.125 billion in new equity from this transaction. That will allow us to de-lever and free up cashflow to reinvest in innovation and grow even faster.

And of that 1.125 billion, over 1 billion of that is already committed by the pipe and Twilio’s strategic investment. And going public with MBAC also provides an opportunity to bring other strategic partners to the table, both before and after the merger is final. So, Twilio is going to have a seat around the board table and also Mo Meghji who’s MBAC’s CEO and has got great experience in corporate finance, will also be joining Syniverse’s board of directors following the merger. So really, in summary, it’s the right business, the right time, given the circular tailwinds that we’ve got our disposal.

Jarrett Banks:

Great. Now you mentioned Carlyle, what will their ownership be after the merger?

Andrew Davies:

So, Syniverse, sorry, Carlyle will be our largest shareholder during the first 12 months of the life as a public company. They’re not taking any money out in this transaction. So, their equity holding today won’t change for at least 12 months. And they will have roughly 35 to 37% of the company, once we’ve closed the transaction and will have five of the 12 board seats.

Jarrett Banks:

Okay, great. Now, as I mentioned, you cover a lot of specs here at IPO Edge some of them to deal with future technologies, such as flying taxis, et cetera, can you explain how this is a very different proposition than that?

Andrew Davies:

Yeah, it is very different proposition. Look, I’d say a couple of key things really is what makes us different. First of all, financial scale, and secondly, mission criticality in a very large part of the global modern economy.

Andrew Davies:

So, if I double click on a couple of those things. So we’re very, very different from your typical mining water on the moon and flying helicopter services. We generate positive free cashflow. We’re going to generate 240 million of addressed EBITDA this year, not in five years time. Our technology gives us a central position in the communication value chain in enabling the future of more mobile innovation, with multiple settler tailwinds at our back. As I mentioned, 5G and NextGen mobile net stream.

Andrew Davies:

We’ve recently issued a business update about a week ago. We announced our preliminary audited revenue from last year was over 730 million at 12% year-on-year, our fastest rate of growth since 2013. Our 2021 adjusted EBITDA was over 210 million. And we’re going to grow that by over 14% this year. We’ve got couple of consecutive years of free cash flow. So that financial profile is very rare for a SPAC, where often, there’s no real revenue EBITDA or cash flow for many years, given some of the improving business models.

Andrew Davies:

And then, the criticality, the IPX, as I mentioned earlier, we’ve got 40% global market share, including and settlement. Our market share, as I mentioned, is 80% internationally. In 10-digit long code, which is part of A2P messaging, we have over 70% share in North America. Even in the business that I didn’t really cover too much in the introduction, P2P messaging within carrier, we have over 80% market share in North America.

Andrew Davies:

So, we’re a 35-year-old company rooted at the center of the mobile ecosystem and have been since its origin. So I think that’s, clearly, significantly different from many SPACs.

Jarrett Banks:

Yes, indeed, 80% market share is something that we don’t hear every day. I’d like to get you to elaborate a little bit more on the Twilio investment, and what are the benefits to both parties here?

Andrew Davies:

Yeah, sure. So, another great question. So look, we announced a strategic partnership and investment with Twilio in March of 2021. First of all, the equity investment is going to be somewhere between 500 and up to $750 million, depending on what happens with the shareholder vote in a few weeks time with MBAC. We’re no strangers to Twilio, though, as they’ve been a customer of ours for almost eight years now. Actually, messaging is Twilio’s largest product. And by leveraging Syniverse for its North American messaging traffic, they do gained what I would term is security and confidence over messaging connectivity to the major US carriers in particular, given our strong position in 10DLC. But, also, connectivity globally, as well, to connect to more than 800 carriers worldwide.

Andrew Davies:

So, together, Syniverse and Twilio will partner to accelerate the next wave of innovation in messaging via RCS, including features such as real time, two-way, video-based messaging. So, certainly, the way out interoperability and connectivity will enable Twilio’s innovation at the heart of the customer experience layer.

Jarrett Banks:

And you mentioned the company’s debt load a little bit earlier. Would you explain to the viewers how this transaction will enable a better balance sheet and, I assume, raise your credit rate?

Andrew Davies:

Yeah, sure. And, obviously, the balance sheet improvement will flow directly through into cashflow and P&L improvements, as well. So, as you mentioned, the transaction allows our balance sheet to significantly strengthen, and actually, it becomes as strong as our industry reputation, relationships, and market-leading products. The equity proceeds, which will include the strategic investment from Twilio, will allow us to deliver our balance sheets to roughly 3.7 times net debt to EBITDA ratio. So we’re going to end the transaction here with, roughly, just under a billion dollars of net debt, compared to almost $2 billion of net debt today.

Andrew Davies:

As I mentioned, that will flow through into the cash flow and P&L, as well. So, today, our annualized cash interest expense is roughly $150 million per annum. It basically consumes all of our unlevered free cashflow. We expect the transaction to reduce that annualized interest burden by the thick end of $100 million. So, it’s substantially improving our free cashflow that we’ll use to reinvest in future growth and even further deliver with the expectation to be somewhat close to a two times leverage ratio by the end of 2024.

Andrew Davies:

And all of that is going to create a flywheel of innovation that we’re really excited about. It’ll enable more investment in next generation, mobile innovation, creating even more happy carrier and enterprise customers. And, yes, obviously, the credit rating will significantly improve. And that will be important because a strong balance sheet, for us, goes hand in glove, from our perspective, with a stronger equity position. And, as I mentioned, the lower debt means lower interest. So we can rotate this innovation flywheel and grow even faster.

Jarrett Banks:

Right. Now, as I was going through your investor presentation, which I encourage everyone to check out on your website, there’s talk a lot of tailwinds, including 5G, infrastructure speed, global mobile traffic, cellular speed, et cetera, et cetera. Could you talk about these tailwinds, these trends and how you’ll be facilitating innovation that’s driving these?

Andrew Davies:

Yeah, sure. Glad to take that. So yeah, you’re right. We’re at the cusp of what you might call a mega trend, really. And, in terms of 5G, we couldn’t be more excited about where we sit today. So, 5G, for the entire ecosystem, presents an opportunity like no other in history, with the ability to do realtime connectivity are very, very important mission, critical things. And, look at what the industry’s doing. Infrastructure spend is going to be more than $50 billion by 2026. Now, US carriers, alone, have invested over $100 billion in spectrum just in the last 12 months. And, it was also, frankly, the significant driving force behind one of the leading mergers in the last couple of years, which I know very, very well.

Andrew Davies:

So, as you mentioned, you layer on opportunities in mobile traffic speed and the growth rates in mobile data traffic and mobile cellular speed more than doubling, that positions us very well with an enormous market opportunity ahead of us.

Andrew Davies:

So, let me double click on just one of those innovations. So we are committed to innovating and staying ahead of, and enabling changes in the mobile landscape. And let me talk about our evolvability solution. So this is a great solution, which I would’ve loved when I was a carrier CFO, as well. So, it allows our carrier customers to shut down their legacy 3G networks, save quite a bit of money, in terms of OpEx synergies, from office efficiencies from that. More importantly, for many of our carriers, some of whom are spectrum limited to 5G, they can repurpose that spectrum that they can’t use in 3G to 5G, but with our evolvability product on their 5G and LTE networks, they can still capture all of the inbound roaming that, today, a large amount of it, which is coming from 3G devices.

Andrew Davies:

So it’s a win-win. They get significant benefit from network efficiencies, refarming of spectrum, while not losing any bit of the global inbound roaming traffic that they generate today. So that one of many product innovations that are unique to Syniverse and why we’re incredibly excited about the 5G tailwinds that we’re seeing.

Jarrett Banks:

Great. Now, you mentioned that both the carrier and enterprise businesses. What are the growth profiles for each of these, in light of these trends that you’ve just been mentioning, such as 5G?

Andrew Davies:

Yeah. Happy to take that. So, let me talk a bit more about enterprise and talk quite a bit about carriers. So, in enterprise, we are forecasting a mid-to-high 20 percentage point carrier over the next five years in that segment. Which is pretty much what the experts think the industry is going to grow at. It’s going to come from a 40% compound growth rate in CPaaS, as we help the world’s leading formed global 2,000 companies increasingly deploy more sophisticated forms of communication to enable their mobile digital transformation strategies. We’re also expecting a 25% growth rate in A2P messaging, given the ubiquitous nature, of A2P messaging. Jeff Lawson at Twilio says that the most valuable piece of real estate on a smartphone these days is the messaging app, given how ubiquitous messaging is becoming. And we fully agree with him on that.

Andrew Davies:

And, the growth that we expect to get in enterprise is going to be further turbo charged, as we mentioned earlier, by the strategic partnership that we’re going to be able to put in place with Twilio, as a consequence of this transaction.

Andrew Davies:

So then, in carrier, we’re forecasting roughly, a 5% growth through 2025. So, you can think of that five points of growth being three building blocks, simplistically. And the first one point, is just going to come from the unwind of COVID-related restrictions, which has greatly suppressed roaming volumes across the globe since the early part of 2020. The next 2% comes from, just simply, the significant explosion in all forms of traffic that we think we’ll see as the industry evolves towards 5G. As we saw moving from 2G to 3G, 3G to 4G, et cetera. When we move from 4G to 5G, that’s going to stimulate huge growth in traffic patterns of all forms. And then, the final 2% is going to come from new use cases that 5G will enable, such as the evolvability that I’ve talked about, blockchain-enabled clearing and settlement, IoT, RCS, and private wireless networks.

Andrew Davies:

And I think private networks, it’s a particularly large growth fiber for us, if all goes well. So if you think about the network proliferation, as I mentioned today, you’ve got roughly eight to 900 carrier networks on the planet, all of which need connectivity and interoperability. You now have enterprises starting to dip their toe in the water by spectrum, starting to think about deploying their own private wireless networks. In 10 years time, we think that the number of private networks on the planet is going to be at least one, if not two, orders of magnitude greater than the number of carrier networks on the planet today. And the vast majority of these private networks are still going to want to have their devices have interoperability and connectivity with the more global macro carrier networks that we see today. So, we’re aligned with major channel partners on that and globally, OEMs and system integrators, et cetera. So, we expect that we will have a leadership position as enterprises increasingly start deploying private wireless networks, as well.

Jarrett Banks:

Right. So, given those different growth profiles, would you expect, over time, for the business to be more enterprise and less carrier?

Andrew Davies:

Yeah, absolutely. And I focus more on the more enterprise. It’s not as if carrier’s not going to grow or we’re going to disregard it. It’s just that the growth rates in enterprise age going to significantly outstrip, in our view, the growth rates that we get within our carrier segment. So, right now, as we exited 2021, our enterprise segment accounted for just over 45% of our total revenues, which was roughly 10 points higher, year-on-year. And that’s because the enterprise segment grew by nearly 50% in 2021. We expect, as I said, 25 to 30% growth rates in enterprise to the next four to five years. So, in four or five years’ time, we will be roughly, probably, 75% of our revenue streams coming from enterprise. And if you compare that with where we were, say three or four years ago, it was the other way around, 75% of our revenues were coming from roaming centric products. So we’re in the middle of a fairly lengthy pivot from being a roaming centric business towards being an enterprise and CPaaS centric business. And as greater proportions of revenue, direct profit, EBITDA, cashflow, et cetera, skew towards enterprise, our multiple should rise as well, because pure play CPaaS companies carry out much higher valuation multiple than the somewhat undemanding 12X multiple that this particular transaction is being priced at.

Jarrett Banks:

Okay, great. Now let’s get a little bit more into 5G. Now, you and I, just before the broadcast, were talking about yesterday’s football games, and I couldn’t help but notice that half of the commercials seemed to be about 5G, whether it was AT&T or Verizon, two of your customers, by the way. Where do you fit into this 5G space and what gives you the confidence that you’ll be able to capture a piece of this market opportunity?

Andrew Davies:

Oh, well, we’re right at the heart of it, and it’s not just AT&T and Verizon, there just for clarity. The vast majority of the world’s leading mobile carriers are within our customer base. So yeah, we’re right at the center of 5G. We’ve got great confidence in our ability to take advantage of the opportunity because we’ve done it before. In 1G, 2G, 3G, 4G, et cetera. For over three decades, we’ve been a driving force behind change and advancement in mobile. It’s our bread and butter. It’s what we do. In the 1980s, we invented 1G and roaming between US mobile operators. We launched the industry’s first IPX network, creating seamless connectivity for global mobile data roaming, and really enabled the next wave of growth for 3G and 4G devices. So that was Syniverse.

Andrew Davies:

As we now move into 5G, we’re again leading the wave with interoperability and bridging technologies with our next generation messaging services, clearing and settlement, and IPX, all of which are on a global scale and operate at what we term carrier grade service levels, which means five nines quality. In third quarter, I think, we were named by Kaleido Intelligence as being the leading provider of 5G roaming globally. And then they backed that up in fourth quarter by awarding us the leadership in global roaming, period, end of sentence.

Andrew Davies:

The primary effect of transitioning from 4G to 5G standalone will be more traffic going across networks as data consumption and speed both significantly scale. We’re the first to enable in the complemental 5G deployments.

Andrew Davies:

Another key to monetizing 5G, though, which we’ve not really talked about yet, will be the ability to create new pricing and consumption models. For this, the industry needed to develop a new clearing and settlement standard, and we led the way by leveraging blockchain enabled solutions that not only do the clearing and settlement protocols for today’s products, such as rolling the messaging more securely, more efficiently, et cetera, but also enable new 5G use cases. We’re the only operator with a blockchain enabled solution fully developed and in production. So we’re indeed a 5G player.

Andrew Davies:

Let me give you another illustrated example of that. Carriers talk about the ability for 5G to enable them to do what’s termed as network slicing. Many carriers today couldn’t monetize network slicing. Their billing and provisioning systems just don’t work in the right way. I was recently talking to one of the CFOs and one of our largest carrier customers, talking to him about our blockchain enabled solutions and what we could potentially do to help them monetize network slicing. That was a very real conversation and one that we’re going to take forward. We’ve led innovation before, and we’re going to lead the innovations that are going to be coming with 5G.

Jarrett Banks:

Okay, great. And then just beyond 5G, we know with mobile communication changing so drastically, even year to year, where does Syniverse fit into the next five, 10 years of mobile innovation?

Andrew Davies:

Yeah. It’s really exciting. We’re going to be an enabler of this new digital economy we’re all living in, because the internet is going increasingly mobile. That’s the important thing to understand. And that, twinned with the explosion in mobile messaging, messaging increasingly replacing email as the primary form of communication, and will be increasingly supported by rich forms of two-way conversational video embedded and transactional messaging; all of which is going to require lower latency, better security, and industry leading quality at global scale that really only Syniverse can provide. So we’re in a very good place for all of that.

Andrew Davies:

First and foremost, innovation begins with messaging. I mentioned Jeff Lawson’s view on the messaging app on the smartphone earlier. I don’t think anybody really disagrees with that. And that’s a good thing, given the size and scale of our messaging platforms, with, I mentioned already, I think, 80% share for PTP messaging in the US and 50% outside of the US. So this scale in messaging puts us in a position to help advance mobile engagement over the next decade. We have the capability to reach over 800 carriers around the world. These partners give us reach that few others have, and for most companies, in terms of mobile engagement and CPaaS capability, the key is to have that global reach, all done at carrier grade service levels, with unrivaled speed, reliability, capacity, et cetera.

Andrew Davies:

But then mobile engagement is increasingly going to require orchestration. Syniverse can harmonize the data required for this mobile engagement of the future. We enable enhanced integration, including artificial intelligence, chat bots, and machine learning. In addition, the future of mobile engagement will require even more anti-spam technology, and we’ll be there for that as well. So today, as billions and trillions of messages pass through Syniverse, we’re monitoring them for spam on behalf of mobile operators, and we’re constantly working on ways to improve customer experiences.

Andrew Davies:

So in summary, as more and more innovations take root over the next decade, we’ll be there ready to enable them.

Jarrett Banks:

Okay, great. Now, there’s certainly a lot of change occurring at Syniverse externally. What can you tell us about the changes occurring internally?

Andrew Davies:

Yeah. As you can imagine, there’s a lot of change internally as well, and all for the good. As the CEO, amongst other things, it’s my job to articulate the vision and the strategy, and reinforce the voice of that strategy. I hope that after everything we’ve just talked about, who we are and the impact that we have on the world is clear. We power mobile for almost every person on the Earth. It’s an important job, and one we don’t take lightly. That vision, the strategy, supporting it along with our opportunities, including 5G and next generation messaging, and our position in the market really allows us to shape the future of the communications.

Andrew Davies:

So with that as the backdrop, myself, the rest of the leadership team, we’re all reinforcing the importance of our culture and our values. At our core, we’re a technology company. We want to be able to move fast, think big, reimagine what’s possible, and then do it. As we grow, we want to continue to hire the best and brightest and those that share our vision for the future. So I couldn’t be more proud of each and every one of my fellow 1,500 Syniversians. And for those listening that want to be part of what we’re doing, powering the future of mobile communication, we’ve a place for you too, as well.

Jarrett Banks:

Fantastic. Now, before I hand over the baton back to my colleague, John, I’d like to ask you, what is it that the market doesn’t understand about Syniverse?

Andrew Davies:

I’m not sure that I would say that some of the market doesn’t understand it, but let me thank you again for the opportunity to share the exciting things happening at Syniverse and tell the story that we have, which is really exciting to both current and potential investors. As I mentioned, we’re a unique company in many ways. You won’t find someone else out there doing all that we do in such a mission critical manner with the market leading presence that we have. We connect over 8 billion devices across the globe and power the mobile experience for nearly every person on the planet at some point in their lives. We have secular tailwinds at our back, including 5G and the digital transformation of mobile messaging. We stand to win, and when we win, our shareholders win.

Jarrett Banks:

That’s well said indeed. John, I’m going to pass it back to you.

John Jannarone:

All right. Thanks a lot, Jarrett.

Jarrett Banks:

There we go.

John Jannarone:

All right. I’m back, Andrew. Andrew, I want to ask you a big picture question. For those of us who are old enough to remember the early days of cell phones when they were big and heavy and slow and expensive, the world has changed so much and I presume it’ll continue to change. We’ll have future generations beyond 5G. The phones themselves will change. How should investors look at how Syniverse will be positioned as things keep evolving? I can hardly imagine how things might look 10 years from now because the communications and cellular roles evolved so much so fast in my lifetime.

Andrew Davies:

Yeah. An excellent question. As I said earlier on, in answering one of the earlier questions, we’ve constantly been at the heart of innovating, from 1G all the way through 5G. And that will continue. Yeah, fundamentally, it’s this notion of carrier networks being islands, right? They will need somebody to provide all of the sight unseen connectivity and interoperability between the various networks. And that becomes more important over time with, wasn’t a prediction, but the notes that I had around the proliferation of private wireless networks. So as long as connectivity and interoperability is an important part of the global carrier ecosystem, we are going to be there innovating on behalf of our carrier and enterprise customers.

John Jannarone:

Great. Now I want to ask you about some of the other ways that people communicate on all these apps. A lot of the kids these days might not text so much. They might want to use Instagram Messenger, or even on TikTok. Who knows? Do you guys, having skin in the game, when user activity shifts to those other platforms, can you still benefit and participate?

Andrew Davies:

We can, particularly in enterprise. Absolutely. Okay, let me double click a bit to give you a better answer there. So within person to person messaging, clearly, if somebody’s using an over the top app, we see no part of that, but what we do see that’s happening is, if you will, it’s the “rising tide floats all boats” phenomenon. As messaging just gradually explodes, people are starting to use, actually, the native client on the device, more and more, to start off. Right? So we are seeing growth in our messaging solutions in carrier from people increasingly using the native client on their device for group chat purposes. But also, as the world evolves towards RCS, we will benefit from that growth, even within person to person messaging. But where we really see the growth is in enterprise messaging.

Andrew Davies:

So yes, we’ve recently announced a tie-up with WhatsApp. We’re going to explore tie-ups with more over the top providers, because in CPaaS, it’s important that you have as many ways of reaching customers as possible. That’s what banks, that’s what airlines, all of the logistics companies; anybody that has real time, mission critical, enterprise messaging use cases, they want as many ways of reaching their customers as possible. Typically, when I’m doing online banking, or if I’ve done a particularly expensive transaction of online retail, yeah, I will get contacted by my bank in at least three different ways. Right? I’ll get a message from the app, I’ll get a text message, and I’ll get an email, all simultaneously, right? Because they just want to make sure that they’ve got as many ways to reach me as possible.

John Jannarone:

That’s great. I want to ask you a bit about some emerging market opportunities. I recently was traveling in Africa and I just had to stay in touch, and I used a lot of data. I wound up with a $1,200 phone bill over a week. It reminded me that we have free data here, which is nice. Unlimited data. How should investors look at the opportunity? Presumably it’s not going to happen overnight, but there’ll be cheaper or potentially free data in some of those countries over time. Does that benefit you as those other markets catch up with Western Europe and the US?

Andrew Davies:

Yeah. It certainly does. And look, what we do within roaming, which gets right to the heart of that, is we’ve got something called policy and charging solutions as well. So we would enable your US provider, whoever that was, to offer you an all you can eat roaming package. Now, it might cost you five to 10 bucks a day, but that would guarantee you peace of mind when you were roaming overseas. So you don’t pay by the drink anymore. Right? You buy a package prior to you traveling, and then we can handle all of that for you and for your carrier customer, because they can’t actually do that billing for themselves. Right? They can’t bill you without that. So absolutely we enable all of that.

John Jannarone:

You know, that’s really interesting. I just want to stick on this point for a second out of personal interest. I noticed when I was traveling somewhere, not so far, to Bermuda with my wife, it was very easy. I paid $10 a day and I was much happier after that trip when I looked at my phone bill, let me tell you. So

So, is that something that’s happened quickly? I mean, I haven’t traveled that much overseas in the last couple years because of COVID. But I was surprised to see how easy it was. It said, just start using your phone, it’ll be $10 a day, that’s it.

Andrew Davies:

That’s right. Absolutely. As I said, we enable that policy and charging solution for whoever your carrier/provider in the US would’ve been. Now, they don’t do that with every single country. It also depends what’s happening behind the scenes between the two carrier networks. They need to make sure they’ve got good reciprocal deals between them. And it normally also happens when there’s a fair balance of trade between those two carrier networks.

Andrew Davies:

I remember when I was a CFO with one of the other big US cell phone companies, and we had customers who were in the military and they would easily rack up a hundred thousand dollars a month in roaming transactions if they weren’t careful. Because they were on their devices nearly all day, every day.

John Jannarone:

Yeah. Wow. Let’s talk about some financial stuff if we can. So you’re going to have a very clean balance sheet after the transaction. And I’m wondering, does that give you room for M&A, or is this purely an organic story? Because I think to myself, wow, you’ve got so much market share. Are there some smaller rivals you could scoop up? And I wonder, does that make sense or are you good where you are and are you going to stick to your own organic plan?

Andrew Davies:

That’s a great question. So, let me give you a full answer to that. But all of the projections that were in the proxy and that we’ve marketed, that’s all organic. We don’t need any M&A to get to these 25% to 30% enterprise CAGRs, et cetera, et cetera.

Andrew Davies:

To your point, the transaction with Twilio and MBAC significantly strengthens the balance sheet. It was a major economic focus of the transaction to de-lever by half. And we want to continue de-levering. I mean, we’ve committed to the ratings agencies that over time, we’re going to be targeting roughly a two times leverage ratio.

Andrew Davies:

And obviously in the last 12 months or so, we’ve been very hard at work on the transaction and preparing Syniverse to again be a public company.

But absolutely, once we close the transaction, we will be looking at whether it makes sense to do some M&A. Now, we don’t have a specific shopping list right now. So, you shouldn’t expect an announcement within two weeks of the transaction closing. But it’s certainly something that we’re going to be paying attention to in conjunction obviously with the new board.

John Jannarone:

Great. Some of the Jarrett highlight, which I think investors should really zero in on, is just the robust financial profile you have. Which stands out quite a bit from most of the SPACs that we look at. But I also want to ask you something, what about circularity? I mean, in my mind, people are not going to drop their phone plans, even if they lose their jobs. So what happened in 2008, was business pretty steady, how resilient are you if economic times get tough?

Andrew Davies:

Generally speaking if economic times get tough, we’re pretty resilient. But we have had three headwinds over the last decade. One of which actually is common to almost every other company on the planet. But also in a way demonstrates the resilience of our revenue model. So, that’s COVID. I mentioned that earlier.

Andrew Davies:

So if I compare 2019’s global roaming volumes with 2020’s, they fell off a cliff. They fell by on average 70% across the globe. In some markets, the traffic fell by 90%.

John Jannarone:

Wow.

Andrew Davies:

Now, more than half of our carrier revenues are driven in some way, shape or form by roaming. So, you would’ve expected a major impact on our revenue streams in 2020. Now, it was a meaningful impact, but it was only $30 million. And that speaks to the resiliency of the charging model that we now have. Where it’s much more around, almost mimicking what the carriers do, which is big buckets of data consumption and big buckets of transactional process capacity for a fixed monthly recurring fee. With then overages applied to the extent that they exceed their allowances. So that’s COVID.

Andrew Davies:

If I go back to 2008 and fast forward between then and now, two other major head headwinds, which was first of all, a very large and predictable decline in CDMA traffic. I mentioned earlier on in the conversation that we enabled 1G analog roaming. Well, that was actually between CDMA and GSM networks. So we had a very large position in CDMA. And as soon as the carrier ecosystem coalesced around LTE being the default standard for 4G, it was obvious that our CDMA revenue streams were going to go away.

Andrew Davies:

And then secondly, again you go back maybe to 2010/11, a large number of the carriers around the world, particularly in Europe and Asia Pacific, were generating a significant proportion of their EBITDA from their roaming margins. Which have increasingly been regulated away, first of all, in the EU, and then other regulators. And that in turn, put some pressure on our roaming margins. But we’re now past both of those headwinds, reached an inflection point, and are now poised for growth.

John Jannarone:

All right, great. I want to talk a bit about international opportunities. So we’ve talked already about that and how you operate, and I think you’ve painted a really clear picture of your role out there between these islands as you described them. But are there parts of the world where you haven’t gotten to yet? I mean, I’m thinking of, this is fun talking about some of my personal travel experience, I went to Cuba a few years ago and, wow, that was a primitive cellular network. I mean, they’ve got a long way to go. Are there many places like that where things have only just begun and the opportunity is gigantic for you guys?

Andrew Davies:

I would say so, yes. Particularly again in enterprise messaging actually. I mean, our carrier business today is already pretty international. I mean, we are roughly 50% North American centric, 50% outside of North America in carrier. And as I said, we’ve got good relationships for a number of decades with most of the leading carriers on the planet.

Andrew Davies:

In enterprise messaging, we are still very much a North American centric business today. Roughly 80% of our revenues actually come from North American customers and enterprise. So we think there’s a big opportunity overseas.

Andrew Davies:

We just have started exploring an opportunity in EMEA with one of the world’s largest FMCG businesses that is looking to use us to power track bots and other things to improve customer experience and enable them to basically have a more real time distribution to their customers. Because typically they go through retail. But also looking to use our enterprise messaging platforms to power some of their internal employee experiences and employee workflows. So we think yeah, in EMEA and Asia Pacific, big opportunities for us in enterprise messaging.

John Jannarone:

Great. Now, Andrew, if I could, I want to talk a bit about how well positioned this company is to be public and report regularly. As you pointed out, the company’s been public in the past. But I also want to stress a couple things, and tell me if I’m wrong, when you were owned by Carlyle, presumably the reporting was very, very regular then too. So, the transition that you’re going to have to make is not that drastic. You were the CFO of Sprint too.

Andrew Davies:

That’s right. Yeah. You’re right, we’ve got a number of people who are very experienced in everything that you just talked about. Important to note, actually it’s only a couple of years ago when we fully de-listed, because we used to have publicly traded debt. So we had to do Qs and Ks and regular reporting. But even aside from that, the credit agreement that we currently have with our lenders required us to do quarterly reporting and quarterly calls with them. Very similar to what we’d have to do if you were a public company. So actually the transition has not been that difficult.

Andrew Davies:

I mean, it’s a little bit of a ... we’ve been able to take advantage of a couple of exemptions. EY’s had to uplift some of their audit work to PCAOB standards. But again, that has been a much easier transition for us than if you were a true greenfield startup looking at mining water on Mars.

John Jannarone:

Yeah. Well, I mean, I just want to point out to the audience how important that is, because I think that, look, the market’s looking very rough at the moment. But some of the mishaps we’ve seen with SPACs have been a result of companies that gave poor guidance, weren’t conservative enough, and you have a lot of experience in doing that properly. We’re almost out of time here, Andrew, but I want to ask you something. For most consumers, you might think a little bit about your carrier, but the biggest choice most people make is what kind of phone do I have? Do you guys care if people choose Android or Apple or does it not make a difference to Syniverse?

Andrew Davies:

It doesn’t really make much of a difference to us quite frankly. What’s important to us, somewhat tongue in cheek here, is that the user had a great experience with their device and it’s easy for them to use all the features that they want to use in that device, because we make money when people use their phones. So we’re just concerned about making sure that the device is a great user experience.

John Jannarone:

That’s great. Well, we’re just about out of time here, Andrew. But I just want to give it back to you to let you have the last word. And we’re going to put this slide up, I think we’ve already got it here, reminding everyone how to vote if they haven’t already done so, but what are you most excited about in 2022? I mean, there’s so much going on. You’re probably happy to see COVID winding down, fingers crossed. More travel, that should be good for you guys. What are you most excited about? Or is it the enterprise side?

Andrew Davies:

I would say three things. I would say, first of all, really excited to get this transaction closed. It’s been a lot of work, a lot of effort, a lot of people, we need to close the transaction, de-lever the balance sheet, activate the wholesale agreement with Twilio, et cetera. And then we can take advantage of the tailwinds that we’ve got with us in terms of both the significant growth that we expect to see in enterprise messaging. And being able to take advantage of the 5G tailwinds.

John Jannarone:

All right. Great. Now, I just want to remind everyone one more time here, if you look at the screen, shareholders, here’s how you vote. The date is February 9th, you certainly don’t need to wait for that day, you could vote right now. If you go to your broker’s website, if you need any help, check out that link there.

John Jannarone:

Andrew, this has been a really, really interesting discussion. That hour flew by. Thank you so much for joining us.

Andrew Davies:

It really did. Yeah. It really flew by. Thank you so much, John and Jarrett for hosting me. It’s been a real pleasure this morning.

John Jannarone:

All right. Great. Thanks everyone for tuning in.

Andrew Davies:

Go vote.

John Jannarone:

Yeah, go vote. Bye-bye.

Andrew Davies:

Bye.

Important Information about the Transaction and Where to Find It

In connection with the proposed transaction, MBAC has filed a definitive proxy statement with the SEC. MBAC’s stockholders and other interested persons are advised to read the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed transaction, as these materials will contain important information about MBAC, Syniverse and the proposed transaction. MBAC has mailed the definitive proxy statement to the stockholders of MBAC as of January 6, 2022, the record date established for the proposed transaction. MBAC stockholders will also be able to obtain copies of the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge at the SEC’s website at http://www.sec.gov, or by directing a request to: M3-Brigade Acquisition II Corp., 1700 Broadway – 19th Floor, New York, New York 10019.

Participants in the Solicitation

MBAC and its directors and executive officers may be deemed participants in the solicitation of proxies of MBAC’s stockholders with respect to the proposed transaction. A list of those directors and executive officers and a description of their interests in MBAC have been filed in the proxy statement for the proposed transaction and are available at www.sec.gov. Additional information regarding the interests of such participants are contained in the proxy statement.

Syniverse and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of MBAC in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction have been included in the proxy statement for the proposed business combination.

No Offer or Solicitation

This filing shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This filing shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act.

Forward Looking Statements

This filing may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates and projections of the businesses of MBAC or Syniverse may differ from their actual results and consequently you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “would,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future financial and operating performance of MBAC and Syniverse and anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction.

These forward-looking statements are not guarantees of future performance, conditions, or results, and involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of MBAC and Syniverse and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the inability to complete the transactions contemplated by the Merger Agreement, including due to failure to obtain approval of the stockholders of MBAC or other conditions to closing in the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against the parties following announcement of the Merger Agreement and the proposed transactions contemplated thereby; (3) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the post-combination company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (4) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed transactions contemplated thereby; (5) risks related to the uncertainty of the projected financial information with respect to Syniverse; (6) the inability to obtain or maintain the listing of the post-acquisition company’s Class A Stock and public warrants on the NYSE following the proposed business combination; (7) risks related to the post-combination company’s ability to raise financing in the future; (8) the post-combination company’s success in retaining or recruiting, or changes required in, our officers, key employees or directors following the proposed business combination; (9) our directors and officers potentially having conflicts of interest with our business or in approving the proposed business combination; (10) intense competition and competitive pressures from other companies in the industry in which the post-combination company will operate; (11) the business, operations and financial performance of Syniverse, including market conditions and global and economic factors beyond Syniverse’s control; (12) the effect of legal, tax and regulatory changes; (13) the receipt by MBAC or Syniverse of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed business combination; (14) the risk that the proposed business combination disrupts current plans and operations of MBAC or Syniverse as a result of the announcement and consummation of the transactions described herein; (15) costs related to the proposed business combination; (16) changes in applicable laws or regulations; (17) the possibility that MBAC or Syniverse may be adversely affected by other economic, business, and/or competitive factors; (18) the amount of redemption requests made by MBAC’s public stockholders; (19) the impact of the continuing Covid-19 pandemic on MBAC, Syniverse and Syniverse’s projected results of operations, financial performance or other financial metrics or on any of the foregoing risks; and (20) other risks and uncertainties disclosed in MBAC’s Quarterly Reports on Form 10-Q and the proxy statement discussed above, including those under “Risk Factors,” and other documents filed or to be filed with the SEC by MBAC.

MBAC and Syniverse caution that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Syniverse and MBAC do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.